Commission File No. 1-9872



               SECURITIES AND EXCHANGE COMMISSION
                     WASHINGTON, D.C.  20549





                             EXHIBIT

                               TO

                            FORM 10-Q



                        QUARTERLY REPORT

                 PURSUANT TO SECTION 13 OR 15(d)

                               OF

               THE SECURITIES EXCHANGE ACT OF 1934

               FOR THE QUARTER ENDED MAY 31, 1996















                      COLUMBUS ENERGY CORP.
                   (Exact Name of Registrant)

                       1660 Lincoln Street
                     Denver, Colorado 80264
             (Address of Principal Executive Office)

                                                       EXHIBIT 11



                      COLUMBUS ENERGY CORP.
         Statement of Computation of Per Share Earnings
                           (Unaudited)
              (In Thousands Except Per Share Data)

                                     Six Months          Three Months
                                    Ended May 31,        Ended May 31,
                                    -------------        ------------
                                   1996      1995       1996      1995
                                   ----      ----       ----      ----
Primary:

 Based on weighted average
 shares outstanding including
 the effect of common stock
 equivalents:

 Weighted average shares
  outstanding:                       3,048     3,181     3,039     3,142

Incremental shares attributable
 to dilutive stock options and
 warrants outstanding based on
 average market price during
 the period calculated using
 the treasury stock method              12        16        21        14
                                    ------    ------    ------     ------

   Total average common and
    common equivalent shares         3,060     3,197     3,060     3,156
                                    ======    ======    ======    ======

     Net earnings                   $1,083    $  451    $  533    $   96
                                    ======    ======    ======    ======

Earnings per share                  $  .35    $  .14    $  .17    $  .03
                                    ======    ======    ======    ======

Note: Fully diluted incremental shares for the six months were 15,000 and 16,000 with total average common and common share equivalent shares 3,063,000 and 3,197,000 in 1996 and 1995, respectively.

       Fully diluted incremental shares for the three months were 27,000 and 14,000 with total average common and common share equivalent shares 3,066,000 and 3,156,000 in 1996 and 1995, respectively.